EXHIBIT 10.3

                             SEVERANCE PAY POLICY
                             (EFFECTIVE 12/17/96)

Severance Pay will be offered to exempt and non-exempt full time employees whose employment is terminated for reasons that are not prejudicial to the employee as determined by Paragon in its sole discretion.

Severance pay will be provided to eligible employees for the following reasons: medical termination, retirement, layoff (includes reduction in work force and job elimination), and disciplinary actions other than for willful misconduct.

Employees who voluntarily resign without encouragement from Paragon, who are on any leave, who are offered another position within the company for which they are qualified and decline that position, and terminations due to willful misconduct, voluntary resignations, job abandonment, and failure to return from a leave of absence would not be subject to severance pay.

SECTION 1.  PAYMENT SCHEDULE

      COMPLETED SERVICE       SEVERANCE PAY     OR    LAYOFF SEVERANCE PAY

      Less than 6 mos.         2 days                  5 days
      6 mos. thru 12 mos.      5 days                  5 days
      12 mos. or more         10 days                 10 days

SECTION 2.  PAYMENT TERMS

Severance pay is based upon the employee's base pay excluding overtime, incentive pay, and any other special forms of compensation paid to the employee. Any partial month of service will be treated as a full month of service.

The employee will receive his/her severance pay in a single lump sum within three (3) working days after payroll is in receipt of the signed Separation Agreement from the employee, completed Personnel Action Notice (PAN) and Payroll Manual Check Request from management. The amount of severance pay received by the employee shall be reduced by applicable state/federal taxes and withholding, any amounts owed by the employee to Paragon or amounts by any order of a government entity.

The employee would also receive his/her last paycheck, with compensation being paid through the last day of work and any accrued, unused vacation benefits owed according to the Paragon

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Vacation Policy in effect at the time of the severance payout. Any bonus or other incentive pay payments will be paid in accordance with the applicable plan IN EFFECT AT THAT TIME.

Unless in the case of death or disability, severance benefits will not be transferred, assigned or pledged to a third party.

SECTION 3.  SEPARATION AGREEMENTS

No severance payments as outlined in Section 1 will be paid without an executed Separation Agreement from the employee. In addition to the severance payments as outlined in Section 1, each employee will be paid an additional sum and benefits as outlined in Section 4 in exchange for entering into the Separation Agreement.

Upon receipt of the executed Separation Agreement, the employee will receive payment according to the payment terms outlined in Section 2.

SECTION 4.  ADDITIONAL SEVERANCE PAY AND BENEFITS

In exchange for entering into the Separation Agreement, each terminated employee would be entitled to receive, in addition to the severance payments outlined in
Section 1, additional severance pay up to but not greater than a total of six months of salary based on job responsibility and tenure with Paragon, subject to deductions for applicable taxes and state/federal withholding.

SECTION 5.  NON-WORKING SEVERANCE PERIOD

During a non-working severance period, the employee will be considered "inactive" and will not be entitled to any benefits, bonuses, incentive plans or routine salary adjustments/increases accorded "active" Paragon employees. Further, these individuals will not act in the interest of Paragon or present him/herself as a Paragon representative.

SECTION 6.  REHIRE AND RECOVERY OF EXCESS PAYMENTS

Whenever payments have been made in excess of the amount necessary to satisfy the separation pay benefits, Paragon has the right to recover these excess payments from any individual or entity to whom the excess payments were made. The employee has an obligation to reimburse Paragon for excess benefits and excess payments.

Individuals rehired after being paid severance will not be required to return a pro-rated severance payment to Paragon. Service and benefits will be bridged according to Paragon policy in force at the time of rehire.

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SECTION 7.  AUTHORIZATION OF SEVERANCE PAYOUTS

Severance payouts according to Section 1 and 4, require the approval of the Vice President of Human Resources and the COO.

SECTION 8.  APPEAL PROCESS

Individuals desiring to appeal the severance policy may do so in writing to the Vice President of Human Resources. The written statement should contain the following:

      a.    reason for the appeal

      b.    what the individual would like to see accomplished

Upon written receipt of the appeal, the Human Resource Vice President, the appropriate Department Head and the COO will review the information and respond in writing within ten working days of their appeal decision. Decisions at the level will be final.

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